Exhibit (a)(viii)

FORM OF E-MAIL NOTIFICATION OF

ACCEPTANCE AND CANCELLATION OF TENDERED OPTIONS

This e-mail confirms that all options validly tendered for exchange pursuant to REMEC, Inc.’s Offer to Exchange Certain Outstanding Options for Restricted Stock Units dated September 3, 2004, were accepted and cancelled on September 23, 2004.

Thank you,

[Name]

REMEC, Inc.